UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 4, 2006

Date of Report (Date of earliest event reported)

RADVIEW SOFTWARE LTD.

(Exact name of registrant as specified in its charter)

Israel	0-31151	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 New England Executive Park, Burlington, MA 01803

(Address of principal executive offices)

(781) 238-1111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On April 4, 2006, RadView Software Ltd. (the “Company”) and Fortissimo Capital Fund GP LP on behalf of several limited partnerships in which it serves as general partner and other potential co-investors (the “Investors”) entered into definitive agreements for an investment transaction (the “Investment”). The Investment is consistent with the term sheet (the “Term Sheet”) described previously in the Company’s Form 8-K filed on January 31, 2006.

As reported in the Company’s Form 8-K filed on January 31, 2006, the Company has already entered into a bridge loan agreement (the “Bridge Loan”) with the Investors as the initial stage of the Investment. Under the Bridge Loan, the Investors agreed to provide up to $500,000 of loans to the Company, subject to the terms of the loan. As of April 5, 2006, the Company has borrowed $280,000 and the remaining $220,000 remains available for future borrowing on an as-needed basis until the closing, subject to approval of the Investors and compliance by the Company with an approved budget. The Bridge Loan bears interest at 8.0% per annum and is secured by a fixed charge on the Company’s accounts receivables and intellectual property and a floating charge on all of the Company’s assets. The Bridge Loan would be subject to the terms and conditions of the convertible loan portion of the Investment if the Investment closes. If the Investment is not closed due to failure to secure shareholder approval or termination by either party, the Bridge Loans will become due and payable within 60 days of notice by either party of an intention to terminate negotiations with respect to the Investment.

The Investment would consist of convertible preferred shares (the “Preferred Shares) and a convertible loan. The initial investment would be for a minimum of $1.5 million consisting of $750,000 to purchase 25,000,000 of Preferred Shares at a price of $0.03 per share and $750,000 as a convertible loan. The closing of the initial investment is required to occur within 14 days of approval by the Company’s shareholders. The Investment also provides for an additional investment, at the option of the Investors, to purchase up to an additional $2.25 million of Preferred Shares at a price of $0.03 per share for a period of 18 months after the closing of the initial investment. Each Preferred Share would be convertible into one ordinary share of the Company, subject to adjustment for anti-dilution events. Each Preferred Share would receive the same voting rights as ordinary shares, except Preferred Shares would be entitled to elect the majority of the Company’s board of directors and have approval rights over specified actions. Each Preferred Share would be entitled to a preference in liquidation over the Company’s ordinary shares. The Investors would also receive warrants to purchase 18,750,000 Preferred Shares with respect to the initial investment and up to 56,250,000 Preferred Shares with respect to the additional investment, each at an exercise price of $0.04 per share for a period of five years from date of issuance.

The Investment also provides for the issuance of a convertible loan payable at the closing in the principal amount of $250,000 plus the balance of any borrowings still available under the Bridge Loan at the time of closing (the “Convertible Loan”). The principal balance of the Bridge Loans previously borrowed also will become part of the Convertible Loan at the closing of the Investment. The Convertible Loan will bear interest at 8.0% per annum. The Convertible Loan plus, at the election of the Investors, any accrued interest thereon, would be convertible into preferred shares of the Company at a conversion price of $0.03 per share. The Convertible Loan would mature three years from the closing date and, if not converted by such date, would become due and payable 30 days thereafter.

The Investment remains subject to, among other things, filing of amended articles of association establishing the rights and preferences of the preferred shares and approval by the Company’s shareholders. If the Company’s shareholders do not approve the Investment, the Investors will be entitled to receive a termination fee of $250,000.

There can be no assurance that the Investment transaction will close. Failure to close the Investment transaction would likely result in the Company not being able to continue as a going concern. Even if the Investment transaction were to close, there is no assurance as to the amounts that the Investors will elect to invest or that the amounts invested will enable the Company to continue to operate for any specific period of time.

On April 5, 2006, the Company issued a press release announcing that it had entered into the definitive agreements for the financing. A copy of this press release is filed as Exhibit 99.1 to this report and is incorporated in this report by reference.

Item 2.02                                             Results of Operations and Financial Condition

On April 5, 2006, the Company issued a press release announcing its financial results for the quarter and year ended December 31, 2005. A copy of the press release is attached hereto as Exhibit 99.2 to this report.

Item 9.01                                             Financial Statements and Exhibits

The following exhibits are being furnished herewith:

99.1	Press Release of RadView Software Ltd. issued on April 5, 2006 announcing the signing of the definitive agreements for a financing transaction.

99.2	Press Release of RadView Software Ltd. issued on April 5, 2006 announcing financial results for the year and quarter ended December 31, 2005.

Limitation on Incorporation by Reference

The information in Item 2.02 of this Form 8-K and Exhibit 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADVIEW SOFTWARE LTD.

Date: April 6, 2006	/s/ CHRISTOPHER DINEEN
Christopher Dineen
Chief Financial Officer